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April 26, 2001                                                   Exhibit 5.1
                                                                 -----------

Board of Directors
NTELOS Inc.
401 Spring Lane, Suite 300
P.O. Box 1990
Waynesboro, Virginia 22980

                       Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel for NTELOS Inc. ("NTELOS") in connection with the registration of 504,000 shares of NTELOS common stock (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), on a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on April 26, 2001. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of NTELOS and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

     1. NTELOS is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The Shares have been duly authorized, and upon issuance, delivery and payment therefor as provided in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

                                    Very truly yours,

                                    /s/ Hunton & Williams